Exhibit 99.1
iPASS REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS
Total Revenues $45.9 million
Broadband, Software, and Services Fees grew to 46% of Revenues
REDWOOD SHORES, Calif. — November 2, 2006 — iPass Inc. (Nasdaq: IPAS), a global provider of services that unify the management of enterprise mobility, today announced financial results for its third quarter ended September 30, 2006.
“As we continued to evolve iPass from a remote access provider into a leader in enterprise mobility, we made major strides in each of our growth initiatives during the third quarter. In particular, we continued the growth of broadband, software and service fee revenues,” reported Ken Denman, Chairman and CEO of iPass. “When combined, broadband, software and service fee revenues accounted for 46 percent of total revenues during the quarter.”
iPass growth initiatives focus on high-value services designed to unify the delivery and management of remote and mobile connectivity and devices. “Customers are responding well to our direction, as demonstrated by the record amount of new business we closed in the third quarter. The third quarter was the best quarter in our history in terms of total new contract value. Our customers see significant value in having a single source for remote and mobile expertise that crosses home offices, branch offices and mobile offices,” continued Denman.
To address customers’ needs for cost control and budget predictability as well as the evolution of iPass’ business from connectivity usage fees to per-user per-month software fees, last quarter iPass introduced a new flat- rate pricing model. “Our new pricing model proved to be a resounding success with our customers and channel partners. Nearly 75 percent of the deals closed in North America in the third quarter included flat-rate pricing,” stated Denman.
iPass also continued to grow its leading virtual network, signing several new provider agreements that increased the company’s international network coverage in 2.5G/3G mobile data which, along with Wi-Fi, is expected to drive the next wave in enterprise mobility. The company added a second 3G Mobile Data network provider in the United States, expanding its coverage to include two of North America’s three major carriers. iPass also inked 3G deals with Beijing Unicom, a subsidiary of the leading telecom operator in China, China Unicom; KDDI Corporation, a leading 3G provider in Japan; and 3 Hong Kong, the mobile operation of Hutchison Telecom Hong Kong, a leading 3G service provider in Hong Kong.
Financial Highlights
(In millions, except per share amounts)

	Q3’06	Q2’06	Q3’05
Total Revenues	$45.9	$47.4	$41.9
Broadband Revenues	$11.3	$9.7	$2.4
Software and Service Fee Revenues	$9.9	$9.6	$5.8
Dial Revenues	$24.7	$28.0	$33.7
Operating Income (loss)	$(4.7)	$(5.1)	$4.7
Non-GAAP Operating Income (loss)	$(1.5)	$(1.3)	$5.5
GAAP Net Income (loss)	$(2.2)	$(2.1)	$4.2
GAAP Diluted EPS (loss)	$(0.03)	$(0.03)	$0.06
Non-GAAP Net Income (loss)	$(0.2)	$0.1	$4.8
Non-GAAP Diluted EPS (loss)	$(0.00)	$0.00	$0.07
Cash and Short Term Investments	$106	$107	$177

Non-GAAP operating income, non-GAAP net income and non-GAAP diluted EPS for each of the periods above excludes FAS 123 (R) stock-based compensation, amortization of intangibles, and restructuring charges. Non-GAAP net income and non-GAAP diluted EPS for each of the periods above also include the related tax effects of the non-GAAP adjustments. iPass previously reported non-GAAP net income and non-GAAP diluted EPS on a non-tax effective basis but no longer does so.
During the quarter, iPass reduced combined non-stock compensation network operations, research and development, sales and marketing, and general and administrative expenses by $1.6 million compared with the previous quarter, and expects to reduce these expenses by an additional $1.5 million to $2.5 million during the fourth quarter of 2006.
Business and Operational Highlights

	Q3’06	Q2’06	Q3’05
iPassConnect Software Users	981,000	967,000	909,000
iPass On-Network Users	751,000	793,000	831,000
iPass Off-Network Users	230,000	174,000	78,000
Broadband Users	142,000	126,000	42,000
Dial Users	609,000	667,000	789,000
Broadband Venues	65,000	63,000	26,000
Total Forbes Global 2000 Customers	364	352	276
Other Business Highlights
•	Total new contract value of over $20 million dollars.

•	Signed agreement with Lenovo to partner on sales of iPass mobility services to Lenovo ThinkPad and Lenovo 3000 customers around the world.

•	Had record quarter shipping 2,200 Mobile Data Cards.

•	Operating cash flows of over $3.0 million during the quarter.

Share Repurchase Program — On May 9, 2006, the company’s Board of Directors approved a share repurchase program authorizing the repurchase of up to $30 million of the company’s common stock over a two-year period. During the period July 1, 2006 through September 30, 2006, the company repurchased approximately $4 million of its common stock, representing approximately 865,000 shares. From the inception of the repurchase program through October 31, 2006, the company repurchased approximately 2.2 million shares for a total purchase price of approximately $12 million.
Company Outlook
The following statements are based on information available to iPass today, and iPass does not assume any duty to update these numbers at any time during the quarter or thereafter. These statements are forward looking, and actual results may differ materially.
For the quarter ended December 31, 2006, iPass projects revenue of approximately $44 million to $47 million, fully diluted GAAP loss per share of approximately $0.04 — $0.07 and fully diluted non-GAAP earnings (loss) per share of approximately ($0.01) to $0.02. The difference between the projected fully diluted GAAP loss per share and the projected fully diluted non-GAAP earnings per share of $0.06 is based on expected FAS 123 (R) stock-based compensation of $1.6 million dollars, the expected amortization of intangibles of $1.1 million, and an expected restructuring charge of $3.5 million, offset by $2.4 million for the related tax effects of the non-GAAP adjustments for the fourth quarter of 2006 which, when divided by an expected 68 million fully diluted shares outstanding, results in the $0.06 difference.
Conference Call
iPass will host a public conference call today to discuss this announcement at 5:30 p.m. Eastern Time (2:30 p.m. Pacific Time).
The call will be webcast on iPass’ web site at http://investor.ipass.com, and a replay of the webcast will be available on iPass’ web site until iPass reports its fourth quarter and full year 2006 financial results. A taped replay will also be available for two weeks following the date of the call. The dial-in numbers for the taped replay are 1-888-286-8010 (U.S. and Canada) and 1-617-801-6888 (international). The ID number for the replay call is 95610924.
Cautionary Statements
iPass’ projections of its fourth quarter 2006 financial results under the caption “Company Outlook,” its expectation that 2.5G/3G mobile data, along with Wi-Fi, will drive the next wave in enterprise mobility, and its expected reduced expenses in the fourth quarter under the caption “Financial Highlights” in this press release are forward-looking statements. Actual results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties, including: the rate of decline in use of narrowband/dial technology as a means of enterprise connectivity may be faster than iPass predicts; the risk that iPass will not be able to generate broadband revenues in the manner expected; iPass may not be able to fully realize the benefits it expects from its acquisition of GoRemote due to a variety of factors, including unexpected difficulties in completing the integration of the operations of GoRemote into iPass’ operations; volatility in the telecommunications and technology industries, which may make it difficult for iPass to expand its services; rapidly emerging changes in the nature of markets served by iPass, which may not be compatible with iPass’ services; increased competition, which may cause pricing pressure on the fees iPass charges; iPass could unexpectedly lose current integrated broadband access points if one or more current broadband access point providers perceive iPass’ services to be competing with the provider’s services in a manner that renders the relationship with iPass detrimental to the provider; iPass may not be able to establish additional relationships with broadband access point providers, including providers of 2.5G/3G Mobile Data, at the level iPass expects if it is unable to negotiate such relationships on terms acceptable to both iPass and the providers on the timeframe iPass currently expects for any number of reasons, including perceived competition with the providers; if bookings or sales are greater than iPass expects, then resulting sales commissions and/or other sales related expenses could cause iPass’ non-stock compensation expenses in the fourth quarter to be greater than currently expected; and iPass may not be able to generate revenue from new services if market acceptance of those new services is not as iPass expects. Detailed information about potential factors that could affect iPass’ business, financial condition and results of operations is included in iPass’ Quarterly Report on Form 10-Q under the caption “Factors Affecting Operating Results,” in Item 2 of that report, filed with the Securities and Exchange Commission (the “SEC”) on August 9, 2006 and available at the SEC’s Web site at www.sec.gov. iPass undertakes no responsibility to update the information in this press release if any forward-looking statement later turns out to be inaccurate.
Information Regarding Non-GAAP Financial Measures
This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). iPass management evaluates and makes operating decisions using various performance measures. In addition to iPass’ GAAP results, the company also considers non-GAAP net income (loss). iPass further considers various components of non-GAAP net income (loss) such as non-GAAP earnings (loss) per share and non-GAAP operating income (loss). Non-GAAP net income (loss) is generally based on the revenues, network access expenses, network operations, research and development, sales and marketing and general and administrative expenses management considers in evaluating the company’s ongoing core operating performance. Non-GAAP net income (loss) consists of net income (loss) excluding equity plan-related compensation expenses, restructuring charges, amortization of intangible assets, and cumulative effect of change in accounting principle, which are charges and gains which management does not consider reflective of the company’s core operating business. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R). Restructuring charges consist of severance and benefits, excess facilities and asset-related charges, and also include strategic reallocations or reductions of personnel resources. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Cumulative effect of change in accounting principle consists of a one-time benefit relating to the adoption of SFAS 123R. Management does not consider these expenses to be part of core operating performance.
For purposes of comparability across other periods and against other companies in the company’s industry, the company reports non-GAAP net income (loss) as adjusted by the amount of additional taxes or tax benefit that the company would accrue using a normalized effective tax rate applied to the non-GAAP results.
Non-GAAP net income (loss) and non-GAAP operating income (loss) are supplemental measures of our performance that are not required by, nor presented in accordance with, GAAP. Moreover, they should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of the company’s liquidity. The company presents non-GAAP net income (loss) and non-GAAP operating income (loss) because the company considers them to be important supplemental measures of the company’s performance.

Management excludes from its non-GAAP net income (loss) and non-GAAP operating income (loss) certain recurring items to facilitate its review of the comparability of the company’s core operating performance on a period to period basis because such items are not related to the company’s ongoing core operating performance as viewed by management. Management uses non-GAAP earnings per share as one of the components for measurement of incentive compensation. Management uses this view of the company’s operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the following excluded items:
a) stock-based compensation expense;
b) restructuring charges;
c) amortization charges for purchased technology and other intangible assets resulting from the company’s acquisition transactions and
d) cumulative effect on change in accounting principle
Management adjusts for the excluded items because management believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the company’s control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.
iPass believes that the presentation of these non-GAAP financial measures is warranted for several reasons:
1) Such non-GAAP financial measures provide an additional analytical tool for understanding the company’s financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business;
2) Since the company has historically reported non-GAAP results to the investment community, the company believes the inclusion of non-GAAP numbers provides consistency and enhances investors’ ability to compare the company’s performance across financial reporting periods;
3) These non-GAAP financial measures are employed by the company’s management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;
4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in the company’s industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the company’s performance.
Set forth below are additional reasons why specific items are excluded from the company’s non-GAAP financial measures:
a) While stock-based compensation calculated in accordance with SFAS 123R constitutes an ongoing and recurring expense of the company, it is not an expense that typically requires or will require cash settlement by the company. The company therefore excludes these charges for purposes of evaluating core performance as well as with respect to evaluating any potential acquisition.

b) Restructuring charges are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the company’s annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy;
c) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the company’s acquisition transactions. The company analyzes and measures the company’s operating results without these charges when evaluating the company’s core performance. Generally, the impact of these charges to the company’s net income (loss) tends to diminish over time following an acquisition;
d) Cumulative effect on change in accounting principle is excluded because it is inconsistent in amount and frequency. iPass analyzes and measures operating results without this charge when evaluating core performance.
e) Income tax expense (benefit) is adjusted in the non-GAAP tax-effected numbers by the amount of additional expense or benefit that the company would accrue if non-GAAP results were used instead of GAAP results in the calculation of tax liability, taking into consideration the company’s long-term tax structure.
In the future, the company expects to continue reporting non-GAAP financial measures on a tax-effected basis excluding items described above and the company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in the company’s non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.
As stated above, the company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the company’s GAAP results. In the future, the company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:
     — The company’s stock option and stock purchase plans are important components of incentive compensation arrangements and will be reflected as expenses in the company’s GAAP results for the foreseeable future under SFAS 123R.
     — Amortization of intangibles, though not directly affecting iPass’ current cash position, represents the loss in value as the technology in the company’s industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining the company’s current technological position in the company’s competitive industry which is addressed through the company’s research and development program.
     — Other companies, including other companies in iPass’ industry, may calculate non-GAAP financial measures differently than the company, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the company’s GAAP and non-GAAP financial results is provided in this press release. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the company’s SEC filings.
The reconciliation of non-GAAP financial measures set forth in this press release for the third quarter of 2006 and 2005 is set forth in the financial statements at the end of this press release.
The reconciliation between GAAP and non-GAAP operating income (loss) for the second quarter of 2006 is as follows:

GAAP operating income (loss)	$(5,142)
(a)FAS 123 (R) stock-based compensation	1,788
(b)Restructuring charges	1,035
(c)Amortization of intangibles	1,050
Non-GAAP operating income (loss)	$(1,269)
The reconciliation between GAAP and non-GAAP net income (loss) for the second quarter of 2006 on a tax-effected basis is as follows:

GAAP net income (loss)	$(2,054)
(a) FAS 123 (R) stock-based compensation	1,788
(b) Restructuring charges	1,035
(c) Amortization of intangibles	1,050
(d) Provision for income taxes	(1,707)
Non-GAAP net income	$112
A reconciliation between GAAP and non-GAAP diluted net income (loss) per share for the second quarter of 2006 on a tax-effected basis is as follows:

GAAP diluted net income (loss) per share	$(0.03)

(a) Per share effect of FAS123 (R) stock-based compensation, restructuring charges, amortization of intangibles and provision for income taxes	$0.03

Non-GAAP diluted net income per share	$0.00
Other non-GAAP financial measures set forth in the financial statements are reconciled following those statements.

About iPass Inc.
iPass helps enterprises unify the management of remote and mobile connectivity and devices. With iPass software and services, customers can create easy-to-use broadband solutions for their mobile workers, home offices, and branch and retail locations, complete with device management, security validation, and unified billing. iPass offerings are powered by its leading global virtual network, on-demand management platform, and award-winning client software. The iPass global virtual network unifies hundreds of wireless, broadband and dial-up providers in over 160 countries. Hundreds of Global 2000 companies rely on iPass services, including General Motors, Nokia, and Reuters. Founded in 1996, iPass is headquartered in Redwood Shores, Calif., with offices throughout North America, Europe and Asia. For more information, visit www.ipass.com.
NOTE: iPass(R) is a registered trademark of iPass Inc.
CONTACT:
Investor Relations
Tim Shanahan
650-232-4260
ir@iPass.com

iPASS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues	$45,900	$41,881	$137,554	$129,078

Operating expenses(a)
Network access	14,622	10,568	41,384	31,423
Network operations	8,483	5,117	24,045	15,797
Research and development	5,461	4,271	17,155	13,227
Sales and marketing	14,684	12,284	44,737	38,188
General and administrative	5,754	4,366	17,828	13,488
Restructuring Charges (b)	541	—	1,576	—
Amortization of intangibles (c)	1,050	592	2,921	1,775

Total operating expenses	50,595	37,198	149,646	113,898

Operating income (loss)	(4,695)	4,683	(12,092)	15,180

Other income, net	825	993	2,815	2,717

Income (loss) before income taxes	(3,870)	5,676	(9,277)	17,897

Provision for (benefit from) income taxes	(1,661)	1,466	(4,602)	6,267

Net income (loss) before cumulative effect of change in accounting principle	$(2,209)	$4,210	$(4,675)	$11,630

Cumulative effect of change in accounting principle (d )	$—	$—	$(347)	$—

Net income (loss)	$(2,209)	$4,210	$(4,328)	$11,630

Net income (loss) per share:
Basic	$(0.03)	$0.07	$(0.07)	$0.18
Diluted	$(0.03)	$0.06	$(0.07)	$0.18
Number of shares used in per share calculations:
Basic	64,545,003	63,461,175	64,781,704	62,918,027
Diluted	64,545,003	66,122,504	64,781,704	65,773,335
Non-GAAP Diluted Shares	64,545,003	66,122,504	64,781,704	65,773,335

(a) FAS 123 (R ) stock-based compensation and amortization of deferred stock-based compensation included in the expense line items:
Network operations	283	32	792	132
Research and development	300	34	949	143
Sales and marketing	484	57	1,743	213
General and administrative	527	114	1,328	424

Total amortization of stock-based compensation	$1,594	$237	$4,812	$912

A reconciliation between operating income (loss) on a GAAP basis and non-GAAP operating income (loss) is as follows:
GAAP operating income (loss)	$(4,695)	$4,683	$(12,092)	$15,180
(a) Amortization of stock-based compensation	1,594	237	4,812	912
(b) Restructuring Charges	541	—	1,576	—
(c) Amortization of intangibles	1,050	592	2,921	1,775

Non-GAAP operating income (loss)	$(1,510)	$5,512	$(2,783)	$17,867

A reconciliation between net income on a GAAP basis and non-GAAP net income, net of tax effect, is as follows:
GAAP net income (loss)	$(2,209)	$4,210	$(4,328)	$11,630
(a) Amortization of stock-based compensation	1,594	237	4,812	912
(b) Restructuring Charges	541	—	1,576	—
(c) Amortization of intangibles	1,050	592	2,921	1,775
(d) Cumulative effect of change in accounting principle	—	—	(347)	—
(1) Provision for income taxes	(1,141)	(194)	(3,830)	(836)

Non-GAAP net income	$(165)	$4,845	$804	$13,481

A reconciliation between diluted net income per share on a GAAP basis and non-GAAP diluted net income per share, net of tax effect, is as follows:
GAAP diluted net income (loss) per share	$(0.03)	$0.06	$(0.07)	$0.18
Per share effect of FAS 123 (R ) stock-based compensation, amortization of deferred stock-based compensation, restructuring charges, amortization of intangibles, and cumulative effect of change in accounting principle	0.03	0.01	0.08	0.03
Non-GAAP diluted net income per share	$(0.00)	$0.07	$0.01	$0.21

iPASS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2006	2005
Assets

Current assets:
Cash and cash equivalents	$20,661	$37,829
Short-term investments	85,397	146,727
Accounts receivable, net	29,733	23,347
Prepaid expenses and other current assets	5,430	3,777
Short-term deferred income tax assets	7,143	4,555

Total current assets	148,364	216,235

Property and equipment, net	10,757	9,210
Other assets	3,093	1,561
Long-term deferred income tax assets	9,816	—
Acquired intangibles, net	14,755	8,776
Goodwill	80,163	18,692

Total assets	$266,948	$254,474

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$14,834	$12,669
Accrued liabilities	17,150	12,523
Short-term deferred revenue	5,089	3,031

Total current liabilities	37,073	28,223

Long-term deferred revenue	1,282	—
Other long-term liabilities	274	—

Total liabilities	$38,629	$28,223

Stockholders’ equity:
Common stock	65	64
Additional paid-in capital	251,057	245,456
Deferred stock-based compensation	—	(593)
Accumulated other comprehensive loss	(106)	(307)
Accumulated deficit	(22,697)	(18,369)

Total stockholders’ equity	228,319	226,251

Total liabilities and stockholders’ equity	$266,948	$254,474